Exhibit 99

For Immediate Release

FEBRUARY 13, 2026

PCS Edventures! Announces Results for

the THIRD Quarter of Fiscal Year 2026

Meridian, Idaho, February 13, 2026 — PCS Edventures!, Inc. (“PCSV”), a leading provider of TK-12 Science, Technology, Engineering and Mathematics (“STEM”) education programs, today announced results of operations for its third quarter of fiscal year 2026, which ended on December 31, 2025.

Second Quarter FY 2026 Overview:

●	Revenue increased 7.7% to $754,889 in the third quarter of FY 2026 compared to the prior year.
●	Gross margin of 64.2% in the third quarter of FY 2026 compared to 50.3% in the third quarter of FY 2025.
●	Net income before income tax provision was ($0.3 million) in the third quarter of FY 2026 versus ($0.4 million) in the previous year same quarter.
●	During the quarter, the Company repurchased 379,270 shares of its common stock.

 Mike J. Bledsoe, President, commented, “The quarter ending December 31st is our seasonally slowest quarter in terms of revenue, but it was nice to see our market normalizing after severe turbulence during most of calendar year 2025. I believe that our market conditions will continue to improve during calendar year 2026.”

Mr. Bledsoe continued, “We are on track to release the next generation of our education drone, called the Flex-UAV, in April of 2026. We are excited about this product launch, as we believe this product fills a definite void in a large and growing market.”

Todd R. Hackett, CEO, stated, “We have been putting the pieces in place for significant growth, which we expect to materialize imminently. Given our expectations of much better times ahead, we have been buying back our stock as aggressively as we can without influencing the market price. If we can achieve the growth we expect, it will be magnified when spreading it out over fewer shares outstanding.”

For more information about PCS Edventures!, Inc., visit our website.

Company financial information and reports can be found at https://www.sec.gov

About PCS Edventures!, Inc.

PCS Edventures!, Inc. (“OTCPK: PCSV”) is a Meridian, Idaho company that designs and delivers technology-rich products and services for the TK-12 market that develop 21st-century skills. PCS programs emphasize experiential learning in Science, Technology, Engineering, and Math (“STEM”). https://edventures.com/.

Forward-Looking Statements.

This Press Release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements are not a guarantee of future performance or results and will not necessarily be accurate indications of the times at, or by, which such performance or results will be achieved. Forward-looking statements are based on information available at the time the statements are made and involve known and unknown risks, uncertainties and other factors that may cause our results, levels of activity, performance or achievements to be materially different from the information expressed or implied by the forward-looking statements in this Press Release. This Press Release should be considered in light of the disclosures contained in the filings of PCS and its “forward-looking statements” in such filings that are contained in the United States Securities and Exchange Commission (the “SEC”) Edgar Archives at https://www.sec.gov.

Contact.

Investor Contact: Michael J. Bledsoe 1.800.429.3110, mikeb@edventures.com

Investor Relations Web Site: https://investors.edventures.com/

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